EXHIBIT 10.3

HMN FINANCIAL, INC.

2001 OMNIBUS STOCK PLAN

Restricted Stock Agreement

Name of Employee:

No. of Shares Covered:	Date of Issuance:

Vesting Schedule pursuant to Section 4:

Vesting Date(s)	No. of Shares Which Become Vested as of Such Date

This is a Restricted Stock Agreement (“Agreement”) between HMN Financial, Inc., a Delaware corporation (the “Company”), and the above-named employee of the Company (the “Employee”).

Recitals

WHEREAS, the Company maintains the HMN Financial, Inc. 2001 Omnibus Stock Plan (the “Plan”);

WHEREAS, the Board of Directors of the Company has appointed the Compensation Committee (the “Committee”) with the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee or its designee has determined that the Employee is eligible to receive an award under the Plan in the form of restricted stock and has set the terms thereof;

NOW, THEREFORE, the Company and the Employee mutually agree as follows.

Terms and Conditions*

1. Purchase of Restricted Shares.

(a)	Purchase.	The Company hereby issues and sells to
the Employee the number of shares
specified at the beginning of this
Agreement (the “Restricted Shares”) on
the terms and conditions and subject to
the restrictions set forth in this
Agreement for a per share price of
**[$     ]** (the “Per Share
Consideration”). The term “Restricted
Shares” also refers to all securities
received by the Employee in replacement
of or in connection with the Restricted
Shares purchased hereby pursuant to a
recapitalization, reclassification,
stock dividend, stock split, stock
combination or other relevant event.

(b)	Certificate.	As soon as practicable after the
execution of this Agreement by the
Employee and the Company, the Company
shall deliver to the Employee a
certificate or certificates representing
the Restricted Shares. The Company
shall pay all original issue or transfer
taxes, if any, with respect to the issue
or transfer of the Restricted Shares and
all fees and expenses necessarily
incurred by the Company in connection
therewith. All Restricted Shares so
issued shall be fully paid and
nonassessable. Notwithstanding anything
to the contrary in this Agreement, the
Company shall not be required to issue
or deliver any Restricted Shares prior
to the completion of such registration
or other qualification of such
Restricted Shares for sale under the
laws, rules or regulations of any state
or other jurisdiction as the Company
shall determine to be necessary or
desirable.

2. Repurchase Events and Transfer Restrictions.

(a)	Repurchase Events. Upon the occurrence of a “Repurchase Event” (as defined below), the Company shall have the irrevocable, exclusive right to purchase any or all of the Restricted Shares that have not become vested pursuant to Section 3 at a per share price equal to the Per Share Consideration, as adjusted from time to time for recapitalizations, reclassifications, stock dividends, stock splits, stock combinations or other relevant changes affecting the capital stock of the Company, by giving the Employee or the Employee’s executor written notice of the Company’s intent to repurchase. Upon delivery of such notice and payment of the repurchase price, the Restricted Shares that are repurchased shall become authorized but unissued shares of the Company’s capital stock. If the Company shall at the time of purchase hold, as original payee or assignee, indebtedness of the Employee, the Company may, but shall not be required to, by notice in writing to Employee, apply and offset all or any part of the unpaid principal and accrued interest on such indebtedness, whether or not then due or payable, against the payment of the purchase price of the Restricted Shares on a dollar-for-dollar basis. A Repurchase Event shall be defined as any of the following events:

(i)	termination of the Employee’s employment with the Company or its Affiliates for any reason, whether by the Company with or without cause, voluntarily or involuntarily by the Employee or otherwise (“Termination of Employment”); or

(ii)	any attempt to transfer or otherwise dispose of any of the Restricted Shares, or to levy any attachment or pursue any similar involuntary process with respect to any Restricted Shares, in violation of Section 2(b) of this Agreement.

For purposes of this Agreement, neither the transfer of the Employee between any combination of the Company and its Affiliates, nor a leave of absence granted to the Employee by the Company, shall be deemed a Termination of Employment.

(b)	Limitation on Transfer. Until such time as the Restricted Shares have become vested under Section 3 of this Agreement, the Employee shall not transfer the Restricted Shares and the Restricted Shares shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.

3.	Vesting. The Restricted Shares shall cease to be subject to repurchase under Section 2 hereof in the numbers and on the dates specified in the vesting schedule at the beginning of this Agreement; provided, however, that the Restricted Shares shall immediately cease to be subject to repurchase under Section 2 hereof upon the occurrence of a “Fundamental Change” (as such term is defined in the Plan) with respect to the Company. Restricted Shares that have so ceased to be subject to repurchase are sometimes referred to as “vested” or as “Vested Shares” in this Agreement.

Death or Disability. If the Employee’s employment with the Company or an Affiliate terminates because of death or disability, the number of shares that are subject to repurchase under this Agreement shall be prorated for the portion of the term of this award during which the Participant was employed by the Company and its Affiliates, and, with respect to such Restricted Shares, shall be Vested Shares. Any Restricted Shares which do not become vested under the preceding sentence shall terminate at the date of the Employee’s termination of employment and such Restricted Shares shall be forfeited to the Company.

4.	Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, except as otherwise specifically provided in this Agreement.

5.	Tax Withholding. The parties hereto recognize that the Company or a subsidiary of the Company may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Employee elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Employee’s receipt of the Restricted Shares. The Employee agrees that, at such time, if the Company or a subsidiary is required to withhold such taxes, the Employee will promptly pay, in cash upon demand to the Company or the subsidiary having such obligation, such amounts as shall be necessary to satisfy such obligation. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, and the tax consequences of the Employee’s death.

6. Restrictive Legends and Stop-Transfer Orders.

(a)	Legends. The certificate or certificates representing the Restricted Shares shall bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s repurchase rights set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE EMPLOYEE, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)	Stop-Transfer Notices. The Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)	Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

7.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

8.	Not Part of Employment Contract; Discontinuance of Employment. This Agreement awards restricted stock to the Employee, but does not impose any obligation on the Company to make any future grants or issue any future awards to the Employee or otherwise continue the participation of the Employee under the Plan. This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment and otherwise deal with the Employee without regard to the effect it may have upon him or her under this Agreement

By executing this Agreement, the Employee expressly acknowledges the above.

9.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

10.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.

11.	Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).

12.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of these Restricted Shares and the administration of the Plan.

13.	Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

14.	Acknowledgment of Receipt of Copy. By execution hereof, the Employee acknowledges having received a copy of the Plan.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

EMPLOYEE

HMN FINANCIAL, INC.

By

Its

*Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.